Exhibit 5.2

March 17, 2015

AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Scottsdale, AZ 85253

Re:	AV Homes, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-4 (the “Registration Statement”) of AV Homes, Inc. a Delaware corporation (the “Company”), and each of the following entities listed therein: Avatar Properties Inc., AVH Carolinas, LLC, Royal Oak Homes, LLC, Vitalia at Tradition, LLC, AVH Bethpage, LLC, AV Homes of Arizona, LLC and AVH EM, LLC (collectively, the “Applicable Guarantors”) and JCH Group, LLC (along with the Applicable Guarantors, the “Subsidiary Guarantors”), which you have filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the exchange of $200,000,000 principal amount of the Company’s 8.50% Senior Secured Notes due 2019 (the “Notes”) for $200,000,000 principal amount of the Company’s outstanding 8.50% Senior Secured Notes due 2019 (the “Old Notes”). The Notes will be issued pursuant to an Indenture (including the guarantees of the Subsidiary Guarantors included therein, the “Guarantees”), the “Indenture”) dated as of June 30, 2015 among the Company, each Subsidiary Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”), and will be guaranteed by such Subsidiary Guarantors pursuant to the Guarantees. Unless otherwise defined herein, or the context otherwise requires, terms used herein have the meanings assigned to such terms in, and shall be interpreted in accordance with, the Indenture.

As Vice President and Assistant General Counsel of the Company, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion. In connection with such examination, I have reviewed, among other things, the corporate or limited liability company records of the Applicable Guarantors and the terms of the Indenture and the Notes.

Based upon and subject to the foregoing, and the assumptions, qualifications and exceptions set forth in Schedule A hereto, I am of the opinion that:

1.	Each Applicable Guarantor, is validly existing and in good standing under the laws of the State of Arizona or Florida, as applicable, and has all corporate or limited liability company power and authority, as applicable, necessary to own or hold its respective properties and to conduct the businesses in which it is engaged.

2.	Each Applicable Guarantor has all corporate or limited liability company power and authority, as applicable, to execute and deliver the Indenture and to perform its obligations thereunder. The execution and delivery of the Indenture has been properly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Applicable Guarantor.

3.	The Indenture and the Guarantees of the Notes have been duly authorized, executed and delivered by each Applicable Guarantor.

4.	The execution, delivery and performance by each Applicable Guarantor of the Indenture, the issuance of the Guarantees of the Notes and compliance by each Applicable Guarantor with the terms of the Guarantees of the Notes and the Indenture will not (i) result in any violation of the provisions of the charter or by-laws or similar organizational documents of any Applicable Guarantor or (ii) result in the violation of any Covered Law (as hereinafter defined).

This opinion letter has been furnished at your request and is solely for your benefit in connection with the transactions contemplated by the Indenture and the Notes and may not be relied upon for any other purpose or by any other person or disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent; provided, however, I consent to your filing this opinion as an exhibit to the Registration Statement. By so consenting, I do not imply or admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement and reliance by Faegre Baker Daniels, LLP in rendering its opinion filed as an exhibit to the Registration Statement.

Very truly yours,

/s/ Melisa Boross Konderik
Melisa Boross Konderik
Vice President & Assistant General Counsel

Schedule A

Additional Assumptions, Qualifications and Exceptions

In rendering the opinions in the letter to which this Schedule A is attached (the “Letter”), I wish to advise you of the following additional assumptions, qualifications and exceptions to which such opinions are subject:

A.	The Letter is limited to the laws of the States of Arizona and Florida (the “Covered Law”).

B.	I have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Applicable Guarantors have sufficient legal capacity to enter into the Indenture and (ii) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

C.	The opinions expressed in the Letter are limited to the specific issues addressed and to laws and facts existing as of the date such opinion is expressed (or if no specific date is set forth herein, as of the date hereof). By rendering my opinions, I do not undertake to advise you with respect to any other matter or of any change in such laws (or in the interpretation thereof) or facts that may occur after the date of such opinions.